Exhibit 99.1
Press Release
For Immediate Release
Beazer Homes Provides Preliminary Fourth Quarter Data
Release of Fourth Quarter Financial Results Scheduled for December 2, 2008
ATLANTA, November 10, 2008 — Beazer Homes USA, Inc. (NYSE: BZH) (www.beazer.com) today provided preliminary fourth quarter home closings and new home orders and its fiscal year ended cash balance. The Company’s practice is to release such information as part of its quarterly financial reporting, but it provided this information in advance of an upcoming investor conference and investor meetings. The Company expects to announce its financial results for the fourth quarter and fiscal year ended September 30, 2008 on Tuesday, December 2, 2008, in order to provide sufficient time for the Company to complete its analysis of whether an ‘ownership change’ has occurred under Internal Revenue Code Section 382, and the possible impact on the application of the Company’s net operating loss carryforwards.
Home closings for the quarter ended September 30, 2008, totaled 2,441, a 38.2% decline from the same period in the prior fiscal year. Net new home orders totaled 1,083 for the quarter, an increase of 10.3% from the same period in the prior fiscal year. This year-over-year increase was driven largely by a lower cancellation rate of 45.7% during the fourth quarter, compared to 68.1% in the same period of the prior year. The increase in net orders year-over-year was also achieved through a 17.2% increase in net orders in markets where the Company maintains a presence, partially offset by a 31.7% decline in net orders in markets the Company had previously announced it was exiting.
The Company noted, however, that the fourth quarter cancellation rate of 45.7% was sequentially higher than the 36.8% cancellation rate for the third quarter of this year, as market conditions continued to deteriorate during the fourth quarter amid further erosion of consumer confidence, heightened concerns about the overall economy, and disruptions in the financial and credit markets.
With respect to the Company’s cash position, at September 30, 2008, the Company had a cash balance of $584.3 million, compared to $314.2 million at June 30, 2008 and $454.3 million at September 30, 2007.
Beazer Homes USA, Inc., headquartered in Atlanta, is one of the country’s ten largest single-family homebuilders with continuing operations in Arizona, California, Delaware, Florida, Georgia, Indiana, Maryland, Nevada, New Jersey, New Mexico, New York, North Carolina, Pennsylvania, South Carolina, Tennessee, Texas, and Virginia. Beazer Homes is listed on the New York Stock Exchange under the ticker symbol “BZH.”
Forward Looking Statements

This press release contains forward-looking statements. These forward-looking statements represent our expectations or beliefs concerning future events, and it is possible that the results described in this press release will not be achieved. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of our control, that could cause actual results to differ materially from the results discussed in the forward-looking statements, including, among other things, (i) the timing and final outcome of the United States Attorney investigation and other state and federal agency investigations, the putative class action lawsuits, the derivative claims, multi-party suits and similar proceedings as well as the results of any other litigation or government proceedings; (ii) material weaknesses in our internal control over financial reporting; (iii) additional asset impairment charges or writedowns; (iv) economic changes nationally or in local markets, including changes in consumer confidence, volatility of mortgage interest rates and inflation; (v) continued or increased downturn in the homebuilding industry; (vi) estimates related to homes to be delivered in the future (backlog) are imprecise as they are subject to various cancellation risks which cannot be fully controlled, (vii) continued or increased disruption in the availability of mortgage financing; (viii) our cost of and ability to access capital and otherwise meet our ongoing liquidity needs including the impact of any further downgrades of our credit ratings; (ix) potential inability to comply with covenants in our debt agreements; (x) continued negative publicity; (xi) increased competition or delays in reacting to changing consumer preference in home design; (xii) shortages of or increased prices for labor, land or raw materials used in housing production; (xiii) factors affecting margins such as decreased land values underlying land option agreements, increased land development costs on projects under development or delays or difficulties in implementing initiatives to reduce production and overhead cost structure; (xiv) the performance of our joint ventures and our joint venture partners; (xv) the impact of construction defect and home warranty claims and the cost and availability of insurance, including the availability of insurance for the presence of moisture intrusion; (xvi) a material failure on the part of our subsidiary Trinity Homes LLC to satisfy the conditions of the class action settlement agreement, including assessment and remediation with respect to moisture intrusion related issues; (xvii) delays in land development or home construction resulting from adverse weather conditions; (xviii) potential delays or increased costs in obtaining necessary permits as a result of changes to, or complying with, laws, regulations, or governmental policies and possible penalties for failure to comply with such laws, regulations and governmental policies; (xix) effects of changes in accounting policies, standards, guidelines or principles; or( xx) terrorist acts, acts of war and other factors over which the Company has little or no control.
Any forward-looking statement speaks only as of the date on which such statement is made, and, except as required by law, we do not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time and it is not possible for management to predict all such factors.
CONTACT: Beazer Homes USA, Inc.
Leslie H. Kratcoski
Vice President,
Investor Relations & Corporate Communications
770-829-3700
lkratcos@beazer.com